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EXHIBIT 10.32
PROMISSORY NOTE

        THIS PROMISSORY NOTE (THIS "NOTE"), HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE SECURITIES LAW OR (ii) THE BORROWER (AS DEFINED BELOW) RECEIVES AN OPINION OF COUNSEL TO THE BORROWER OR OTHER COUNSEL REASONABLY SATISFACTORY TO THE BORROWER TO THE EFFECT THAT SUCH NOTE MAY BE PLEDGED, SOLD, ASSIGNED OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS.

$48,800,000.00	New York, New York , 2002

        Section 1.    Principal, General.    FOR VALUE RECEIVED, the undersigned, IFR Systems, Inc. a Delaware corporation (the "Borrower"), does hereby unconditionally promise to pay to the order of Aeroflex Incorporated, a Delaware corporation (the "Lender"), the principal sum of FORTY-EIGHT MILLION EIGHT HUNDRED THOUSAND DOLLARS ($48,800,000.00) (the "Principal"), together with interest on the outstanding principal amount of this Note at a rate equal to the Prime Rate plus two percent (Prime Rate + 2%), payable as provided below, until the entire principal amount hereof shall become due and payable on March 31, 2005, to the extent not previously paid in accordance herewith.

        Section 2.    Payments.

        (a)  Principal.    The Principal shall be payable in twelve (12) consecutive quarterly installments in accordance with the terms of this Note and on the dates (each a "Principal Repayment Date") and in the amounts as set forth below:

Repayment Date	Payment Due
June 30, 2002, September 30, 2002, December 31, 2002, March 31, 2003, June 30, 2003, September 30, 2003, December 31, 2003 and March 31, 2004	$4,066,666.67
June 30, 2004, September 30, 2004, December 31, 2004 and March 31, 2005	$4,066,666.66

        (b)  Interest.    The Borrower agrees to pay interest on the unpaid principal amount of this Note which shall be payable quarterly on the last day of June, September, December and March of each year (each an "Interest Repayment Date" and together with each corresponding Principal Repayment Date, a "Repayment Date") (which first interest payment shall be for the period from and including [            ], 2002, through and including [June 30], 2002). Interest shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. After an Event of Default interest shall be payable at a rate equal to the Prime Rate plus 5% per annum.

        (c)  Mandatory Prepayments.    On the first Business Day after the date of the receipt thereof by the Borrower or any of its Subsidiaries, an amount equal to 100% of the cash proceeds of (i) contributions received by the Borrower of proceeds of the issuance of equity securities, (ii) the issuance or sale of equity securities by the Borrower or any of its Subsidiaries (net of underwriting discounts and commissions) and (iii) the incurrence of Indebtedness by the Borrower or any of its Subsidiaries (net of underwriting discounts and commissions), in each case, shall be applied as a mandatory repayment of Principal and accrued interest on the amount of such Principal and shall be applied to payments due in inverse order of maturity. Notwithstanding the foregoing, the provisions of Sections 2(c)(i) and (ii) shall not apply to the net proceeds received from the exercise of stock options granted to directors, officers and employees of the relevant entity.

        (d)  Voluntary Prepayments.    Borrower may prepay, at any time, the unpaid principal balance of this Note or any portion thereof, together with all accrued and unpaid interest on the amount so prepaid. Amounts so prepaid shall be applied first to Borrower's obligations under this Note in respect of interest, and second, to Principal and shall be applied to payments due in inverse order of maturity.

        (e)  Method and Place of Payment.    All payments under this Note shall be made to the Lender not later than 12:00 noon, New York City time, on each Repayment Date unless such Repayment Date falls on a day that is not a Business Day, then all amounts due on such Repayment Date shall be due on the next succeeding Business Day. All payments shall be in lawful money of the United States and immediately available funds to the offices of the Lender located at 35 South Service Road, Plainview, NY 11803, or at such other place as the Lender or any holder hereof may from time to time designate. The Borrower shall not have any right of setoff or counterclaim, and all payments made by the Borrower hereunder shall be made irrespective of, and without any reduction for, any setoff or counterclaims.

        Section 3.    Representations and Warranties.

        In order to induce the Lender to accept the Note, the Borrower makes the following representations and warranties, which shall survive the execution and delivery of this Note: the Borrower (a) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage and (c) has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Note and has taken all necessary corporate action to authorize the execution, delivery and performance by it hereof. The Borrower has duly executed and delivered this Note, and this Note constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.

        Neither the execution, delivery or performance by the Borrower of this Note nor compliance by it with the terms and provisions hereof nor the consummation of the transactions contemplated hereby, (d) will contravene any applicable provision of any law, statute, rule, regulation (including Regulations U, T and X of the Board of Governors of the Federal Reserve System), order, writ, injunction or decree of any court or governmental instrumentality or (e) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the property or assets of the Borrower pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Borrower is a party or by which it or any of its property or assets is bound or to which it may be subject (other than this Note or the Security Agreement (as defined below)), or (f) will violate any provision of the Borrower's Certificate of Incorporation or By-Laws.

        Section 4.    Affirmative Covenants.    The Borrower covenants and agrees that until the Principal and all other obligations under this Note are paid in full:

        (a)  the Borrower will furnish the Lender within nine (9) business days after the end of each quarter and eleven (11) business days after the end of each fiscal year, the unaudited balance sheet and income statement, or consolidated balance sheet and income statement, if any, of the Borrower and its Subsidiaries as at the end of such period in the form and substance consistent with the current practice of the Borrower;

        (b)  (i) the Borrower shall furnish to the Lender such financial information or documents in the possession of the Borrower or any of its Subsidiaries as the Lender may reasonably request, (ii) the Borrower shall furnish to the Lender on a monthly basis such management and other periodic reports related to financial information in the form and substance consistent with the current practice of the

Borrower and (iii) will provide the Lender reasonable access to the books and records of the Borrower and any of its Subsidiaries as the Lender may from time to time reasonably request;

        (c)  the Borrower and its Subsidiaries shall keep proper books of record and account in conformity with Agreement Accounting Principles and all requirements of applicable law;

        (d)  the Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their business and the ownership of their property;

        (e)  Borrower will, and will cause each of its Subsidiaries, to keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted; and

        (f)    Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurance companies (i) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required to be maintained by the Security Agreement. The Borrower will furnish to the Lender, information in reasonable detail as to the insurance so maintained.

        Section 5.    Negative Covenants.

        (a)  Restrictions on Fundamental Changes.    Without the Lender's prior written consent, the Borrower will not, and will not permit its Subsidiaries to enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired other than the merger of Borrower with Testco Acquisition Corp. pursuant to a merger agreement of even date.

        (b)  Limitation on Liens.    Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any of its respective property or assets except:

          (i)    Liens securing the Obligations;

          (ii)  Permitted Existing Liens;

          (iii)  purchase money Liens (including the interest of a lessor under a Capitalized Lease and Liens to which any property is subject at the time of the Borrower's acquisition thereof) securing Permitted Purchase Money Indebtedness; PROVIDED that such Liens shall not apply to any property of the Borrower or its Subsidiaries other than that purchased or subject to such Capitalized Lease.

        In addition, neither the Borrower nor any of its Subsidiaries shall become a party to any agreement, note, indenture or other instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of the Lender as collateral for the Obligations; PROVIDED that any agreement, note, indenture or other instrument in connection with Permitted Purchase Money Indebtedness (including Capitalized Leases) may prohibit the creation of a Lien in favor of the Lender on the items of property obtained with the proceeds of such Permitted Purchase Money Indebtedness.

        (c)  Limitation on Borrowing.    Neither the Borrower nor any of its Subsidiaries shall directly or indirectly create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

            (i)  the Obligations;

          (ii)  Permitted Existing Indebtedness;

          (iii)  Indebtedness in respect of obligations secured by Customary Permitted Liens;

          (iv)  Indebtedness constituting Contingent Obligations;

          (v)  Indebtedness arising from intercompany loans from any Subsidiary to the Borrower or any wholly-owned Subsidiary;

          (vi)  Indebtedness arising from intercompany loans from the Borrower to any wholly-owned Subsidiary in an aggregate amount not to exceed $10,000,000;

        (vii)  secured or unsecured purchase money Indebtedness (including Capitalized Leases) incurred by the Borrower or any of its Subsidiaries after the Closing Date to finance the acquisition of fixed assets, if (1) at the time of such incurrence, no Event of Default or Unmatured Default has occurred and is continuing or would result from such incurrence, (2) such Indebtedness has a scheduled maturity and is not due on demand, (3) such Indebtedness does not exceed the lower of the fair market value or the cost of the applicable fixed assets on the date acquired, (4) such Indebtedness does not exceed $5,000,000 in the aggregate outstanding at any time, and (5) any Lien securing such Indebtedness is permitted under Section 5(b) (such Indebtedness being referred to herein as "Permitted Purchase Money Indebtedness"); and

        (viii)  Indebtedness with respect to surety, appeal and performance bonds obtained by the Borrower or any of its Subsidiaries in the ordinary course of business.

        Section 6.    Events of Default.    An "Event of Default" under this Note shall exist if any one or more of the following shall occur:

        (a)  Failure by Borrower to pay any payment under the Note when due, whether on the date fixed for payment or by acceleration or otherwise; or

        (b)  If any representation or warranty made by Borrower in this Note or in the Security Agreement between the Borrower and the Lender dated the date hereof (the "Security Agreement") shall prove to have been untrue or misleading in any material respect at the time made; or

        (c)  A final judgment for the payment of money in excess of $250,000 shall be rendered against Borrower, and such judgment shall remain undischarged for a period of sixty days from the date of entry thereof unless within such sixty day period such judgment shall be stayed, and appeal taken therefrom and the execution thereon stayed during such appeal; or

        (d)  If the Borrower shall default in respect of any evidence of indebtedness or under any agreement under which any notes or other evidence of indebtedness of Borrower are issued, if the effect thereof is to cause, or permit the holder or holders thereof to cause, such obligation or obligations in an amount in excess of $250,000 in the aggregate to become due prior to its or their stated maturity or to permit the acceleration thereof; or

        (e)  If an Event of Default under the Security Agreement shall occur and any grace period provided for therein shall have expired; or

        (f)    If Borrower shall take any action (by any person or persons having the capacity to do the same) to effect a dissolution or liquidation of Borrower; or

        (g)  If Borrower shall make a general assignment for the benefit of creditors or consent to the appointment of a receiver, liquidator, custodian, or similar official of all or substantially all of its properties, or any such official is placed in control of such properties, or Borrower admits in writing its inability to pay its debts as they mature, or Borrower shall commence any action or proceeding or take advantage of or file under any federal or state insolvency statute, including, without limitation, the United States Bankruptcy Code, seeking to have an order for relief entered with respect to it or seeking adjudication as a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, or other relief with respect to it or its debts; or

        (h)  There shall be commenced against Borrower any action or proceeding of the nature referred to in paragraph (g) above or seeking issuance of a warrant of attachment, execution, distraint, or similar process against all or any substantial part of the property of Borrower, which results in the entry of an order for relief which remains undismissed, undischarged or unbonded for a period of sixty days; or

        (i)    The Security Agreement shall cease at any time after its execution and delivery and for any reason to create a valid and perfected security interest in and to the property subject thereto or the validity or priority of such security interest shall be contested by Borrower or any of its affiliates or by any other person; or the Note or the Security Agreement shall at any time after their execution and delivery for any reason cease to be in full force and effect or shall be declared null or void, or the validity or enforceability thereof shall be contested by Borrower or any of its affiliates or by any other person; or

        (j)    Default by Borrower in the performance or observance of any covenant or agreement contained herein or in the Security Agreement, PROVIDED, that any failure shall be continuing for twenty (20) Business Days.

        Section 7.    Payment of Expenses; Indemnity.    Except for out-of-pocket costs and expenses incurred by each party in connection with the negotiation, preparation, execution and delivery of this Note and the Security Agreement, the Borrower shall indemnify the Lender, its officers, directors, partners, stockholders, employees, representatives and agents (each an "Indemnitee") from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) performance of this Note and (ii) the exercise by the Lender of its rights and remedies hereunder (but excluding, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction). The Borrower's obligations under this paragraph shall survive the termination of this Note and the payment of the Obligations.

        Section 8.    No Waiver; Remedies Cumulative.    This Note is secured by the "Collateral", as defined in the Security Agreement, together with all other collateral in which Borrower now or hereafter grant to Lender a security interest and any supplement, agreement, document or instrument now or at any time hereafter executed and/or delivered in connection with this Note or the Security Agreement (the foregoing, as the same now exists or may hereafter be amended, modified, supplemented, renewed, extended, restated or replaced, are hereinafter collectively referred to as the "Financing Agreements"), and is entitled to all of the benefits and rights thereof and of the Financing Agreements.

        If any payment is not made when due hereunder or if any other Event of Default hereunder shall occur for any reason, then and in any such event, in addition to all rights and remedies of Lender under the Financing Agreements, applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, at its option, Lender may declare any or all of Borrower's Obligations, liabilities and indebtedness owing to Lender under the Financing Agreements, including, without limitation, all amounts owing under this Note, to be due and payable, whereupon the then unpaid balance hereof together with all interest accrued thereon, shall forthwith become due and payable, together with interest accruing thereafter at the rate applicable during an Event of Default until the Obligations are paid in full. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder and no course of dealing between the parties hereto shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof of the exercise of any other right, power or privilege hereunder.

        Borrower (i) waives diligence, demand, presentment, protest and notice of any kind, (ii) agrees that it will not be necessary for any holder hereof to first institute suit in order to enforce payment of this Note and (iii) consents to any one or more extensions or postponements of time of payment, release, surrender or substitution of collateral security or forbearance or other indulgence, without notice or consent. The pleading of any statute of limitations as a defense to any demand against Borrower is expressly hereby waived.

        Lender shall not be required to resort to any Collateral for payment, but may proceed against Borrower and any guarantors or endorsers hereof in such order and manner as Lender may choose. None of the rights of Lender shall be waived or diminished by any failure or delay in the exercise thereof.

        Section 9.    Amendments.    The provisions of this Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the party to be charged, nor shall any waiver be applicable except in the specific instance for which it is given.

        Section 10.    Choice of Law.    This Note shall be governed by and construed, and all rights and obligations hereunder and thereunder determined, in accordance with the laws of the State of New York without regard to the conflicts of laws principles thereof.

        Section 11.    Assignability, Severability.    This Note shall be binding upon the successors and assigns of the Borrower and inure to the benefit of the Lender, its successors, endorsees and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Note without the prior written consent of the Lender. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions shall in no way be affected thereby.

        Section 12.    Waiver of Jury.    In the event of any litigation with respect to this Note, the Borrower waives the right to a trial by jury and all rights of set off and rights to interpose counterclaims, consents to the nonexclusive jurisdiction of the Supreme Court of the State of New York located in Nassau County and the United States District Court for the Eastern District of New York for all purposes in connection with any action or proceeding arising out of or relating to this Note, and further consents that any process or notice of motion or other application to said courts or judge thereof, or any notice in connection with any proceeding hereunder may be served (i) inside or outside the State of New York by registered or certified mail, return receipt requested, and service or notice so served shall be deemed complete five (5) days after the same shall have been posted or (ii) in such other manner as may be permissible under the rules of said courts. Within thirty (30) days after such mailing, Borrower shall appear in answer to such process or notice of motion or other application to said courts, failing which Borrower shall be deemed in default and judgment may be entered by Lender against Borrower for the amount of the claim and other relief requested therein.

        Section 13.    Notices.    Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service mailed by certified or registered mail or sent by telecopy as follows:

        (a)  if to the Borrower, to: IFR Systems, Inc., 10200 West York Street, Wichita, Kansas 67215, Attention: Jeffery Bloomer, telecopy (            ) with copies for informational purposes only to Foulston & Siefkin L.L.P., Attention: Harvey Sorensen, telecopy (316) 267-6345; and

        (b)  if to the Lender, to: Aeroflex Incorporated, 35 South Service Road, Plainview, New York 11803, Attention: Michael Gorin, telecopy (516) 694-4823 with copies for informational purposes only to Blau, Kramer, Wactler & Lieberman, Attention: Nancy Lieberman, telecopy (516) 822-4824.

        Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notice and other communications given to any party hereto in accordance with the provisions of this Note shall be deemed to have been given on the date of receipt.

        Section 14.    Certain Definitions.    As used in this Note, capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Agreement Account Principles" means generally accepted accounting principles as in effect in the United States as of the date of this Note, as previously applied by the Borrower in preparing its financial statements.

        "Business Day" means, any day that is not a Saturday, Sunday or other day which commercial banks in New York City are authorized or required by law to remain closed.

        "Capitalized Lease" of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        "Closing Date" means the date on which the Principal is advanced under this Note.

        "Contaminant" means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste, asbestos, polychlorinated biphenyls ("PCBs"), or any constituent of any such substance or waste, and includes but is not limited to these terms as defined in Environmental, Health or Safety Requirements of Law.

        "Contingent Obligation", as applied to any Person, means any Contractual Obligation, contingent or otherwise, of that Person with respect to any Indebtedness of another or other obligation or liability of another, including, without limitation, any such Indebtedness, obligation or liability of another directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

        "Contractual Obligation", as applied to any Person, means any provision of any equity or debt securities issued by that Person or any indenture, mortgage, deed of trust, security agreement, pledge agreement, guaranty, contract, undertaking, agreement or instrument, in any case in writing, to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject.

        "Customary Permitted Liens" means:

          (i)    Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) with respect to the payment of taxes, assessments or governmental charges in all cases which are not yet due or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or any such proceeding after being commenced is stayed) which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

          (ii)  statutory Liens of landlords and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings properly instituted and diligently conducted and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with Agreement Accounting Principles;

          (iii)  Liens (other than Environmental Liens and Liens in favor of the IRS or the PBGC) incurred or deposits made in the ordinary course of business in connection with worker's compensation, unemployment insurance or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), surety, appeal and performance bonds; PROVIDED that (A) all such Liens do not in the aggregate materially detract from the value of the Borrower's or such Subsidiary's assets or property taken as a whole or materially impair the use thereof in the operation of the businesses taken as a whole, and (B) all Liens securing bonds to stay judgments or in connection with appeals do not secure at any time an aggregate amount exceeding $1,000,000;

          (iv)  Liens arising with respect to zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar charges or encumbrances on the use of real property which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

          (v)  Liens of attachment or judgment with respect to judgments, writs or warrants of attachment, or similar process against the Borrower or any of its Subsidiaries which do not constitute an Event of Default hereunder or under the Note; and

          (vi)  any interest or title of the lessor in the property subject to any operating lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of business.

        "Environmental, Health or Safety Requirements of Law" means all Requirements of Law derived from or relating to federal, state and local laws or regulations relating to or addressing pollution or protection of the environment, or protection of worker health or safety, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 ET SEQ., the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 ET SEQ., and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 ET SEQ., in each case including any amendments thereto, any successor statutes, and any regulations or guidance promulgated thereunder, and any state or local equivalent thereof.

        "Environmental Lien" means a lien in favor of any Governmental Authority for (a) any liability under Environmental, Health or Safety Requirements of Law, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

        "Events of Default" has the definition assigned to it in Section 6 of this Note.

        "Governmental Authority" means any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

        "Indebtedness" of any Person means, without duplication, such Person's (a) obligations for borrowed money, (b) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (c) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property or assets now or hereafter owned or acquired by such Person, (d) obligations which are evidenced by notes, acceptances or other instruments, (e) Capitalized Lease Obligations, (f) Contingent Obligations, (g) obligations with respect to letters of credit and (h) Off Balance Sheet Liabilities.

        "IRS" means the Internal Revenue Service and any Person succeeding to the functions thereof.

        "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

        "Obligations" means the Principal, the interest, advances, debts, liabilities, obligations, covenants and duties owing by the Borrower to the Lender, of any kind or nature, present or future, arising under this Note or the Security Agreement whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements, paralegals' fees (in each case whether or not allowed), and any other sum chargeable to the Borrower under this Note or the Security Agreement.

        "Off Balance Sheet Liabilities" of a Person means (a) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to accounts or notes receivable sold by such Person or any of its Subsidiaries, (b) any liability under any sale and leaseback transactions which do not create a liability on the consolidated balance sheet of such Person, (c) any liability under any financing lease or so-called "synthetic" lease transaction, or (d) any obligations arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person and its Subsidiaries.

        "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

        "Permitted Existing Indebtedness" means the Indebtedness of the Borrower and its Subsidiaries identified as such on Schedule 5(c).

        "Permitted Existing Liens" means the Liens on the assets of the Borrower and its Subsidiaries identified as such on Schedule 5(b) to this Note.

        "Permitted Purchase Money Indebtedness" has the definition assigned to it under Section 5(c).

        "Person" means any individual, corporation, firm, enterprise, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company or other entity of any kind, or any government or political subdivision or any agency, department or instrumentality thereof.

        "Prime Rate" means the rate of interest per annum publicly announced from time to time by JP Morgan Chase Bank as its prime rate in effect at its principal office in New York City; as in effect on the day prior to each Principal Repayment Date. If such date is not a Business Day, then on the closest preceding Business Day to such Repayment Date.

        "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including the movement of Contaminants through or in the air, soil, surface water or groundwater.

        "Requirements of Law" means, as to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, Regulations G, T, U and X, ERISA, the Fair Labor Standards Act, the Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Requirements of Law.

        "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

        "Unmatured Default" means an event which, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

        Whenever used herein, the terms "Borrower" and "Lender" shall be deemed to include their respective successors and assigns.

IFR SYSTEMS, INC.
By:

Name: Title:

SCHEDULE 5(B)
PERMITTED EXISTING LIENS

SCHEDULE 5(C)
PERMITTED EXISTING INDEBTEDNESS

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EXHIBIT 10.32 PROMISSORY NOTE
SCHEDULE 5(B) PERMITTED EXISTING LIENS
SCHEDULE 5(C) PERMITTED EXISTING INDEBTEDNESS